Exhibit 99

FOR RELEASE: IMMEDIATE

                   TDS ANNOUNCES PROPOSAL TO TRANSFER CELLULAR
                         MINORITY POPS TO U.S. CELLULAR

January 10, 1996,  Chicago,  Illinois - Telephone and Data Systems,  Inc. [AMEX:
TDS] announced today that it has proposed the transfer of its minority ownership interests in certain cellular markets to United States Cellular Corporation [AMEX: USM]. The minority interests subject to the proposal represent approximately 675,000 population equivalents ("pops"). The proposed purchase price is approximately $116.7 million. The form of consideration to be paid by USM is subject to negotiation and would likely consist of cash or USM common stock or a combination thereof.

The TDS proposal is subject to negotiation and has been referred to a previously established independent committee of the USM board of directors. The independent committee has retained Lazard Freres & Co. as its financial advisor. The proposed transaction will be subject to approval by the independent committee of the USM board of directors, to definitive documentation, and to compliance with regulatory requirements.

TDS is a Chicago-based telecommunications company with established cellular telephone, local telephone and radio paging operations and developing personal communications services operations. TDS strives to build value for its shareholders by providing excellent communications services in attractive, closely related segments of the telecommunications industry.


Contacts: Karen M. Stewart                    Murray L. Swanson
          Vice President - Investor Relations Executive Vice President - Finance
          (608) 828-8316                      (312) 630-1900
          e-mail:karen.stewart@teldta.com     e-mail:murray.swanson@teldta.com


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